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On January 22, 2013, the following press release was issued by Row 44, Inc.

FOR IMMEDIATE RELEASE

SOUTHWEST AIRLINES AND ROW 44 ANNOUNCE MILESTONES IN

WI-FI PARTNERSHIP:

• ROW 44 COMPLETES INSTALLATION ON 400TH SOUTHWEST AIRCRAFT

• SOUTHWEST’S INFLIGHT ENTERTAINMENT PLATFORM FEATURES LIVE

TELEVISION

Westlake Village, Calif. (January 22, 2013) – Row 44, the leading provider of inflight Wi-Fi and device-based entertainment for airlines around the world, and its partner Southwest Airlines announced today that the Row 44 inflight entertainment and connectivity service, which includes high-speed Internet, shopping, destination services, and real-time flight map with updates, has been installed on 400 Southwest aircraft. In addition, Southwest offers Row 44’s live television service across all Wi-Fi equipped aircraft.

“The 400th installation of broadband capabilities on our fleet is a particularly significant milestone for Southwest and our partner Row 44,” said Dave Ridley, Southwest Airlines’ Senior Vice President and Chief Marketing Officer. “Southwest was the first U.S. carrier to test satellite-delivered broadband Internet access on multiple aircraft. We have found the strength of satellite service has allowed us to deliver very high bandwidth for Internet users and provide our inflight entertainment via the addition of live television.”

Now available on Southwest aircraft installed with Wi-Fi, the live television service features nine channels of live news and sports, which includes NBC Sports, NFL Network, NFL Red Zone, MLB, MSNBC, CNBC, Fox News, Fox Business News and FOX-NYC. Passengers with Wi-Fi-enabled devices can stream the live television service. Importantly, the Row 44 live television service utilizes a distinct band transmitted to the aircraft, and therefore does not interfere with Internet connectivity.

“Our 400th installation on Southwest is a notable achievement for Row 44, and coupled with a growing list of services they entrust us to deliver to their Customers makes it even more significant,” said Row 44’s Chief Executive Officer John LaValle. “As our partnership with Southwest continues to thrive, Row 44 remains committed to innovating in the ways that are meaningful to Southwest and their passengers’ inflight entertainment experience.”

“We look forward to having the most robust inflight entertainment platform in the sky,” added Ridley.

About Row 44, Inc.

Row 44, Inc. is a satellite-based in-flight Wi-Fi and entertainment content provider for commercial airlines. Row 44 enables airlines worldwide to provide their travelers with high-speed Internet connectivity, access to world-class entertainment content, including live television and streaming Video-On-Demand, and local activities that can be booked en route, all streamed directly to their Wi-Fi-enabled devices. Row 44, through their airline partners, has a fleet of approximately 450 high-speed Wi-Fi-enabled planes that operate over land and sea. The Row 44 platform uses Ku-band satellite technology for connectivity to deliver airline passengers a quality travel experience, and airlines incremental revenue and growth opportunities. To learn more, please visit www.row44.com.

About Southwest Airlines Co.

In its 42nd year of service, Dallas-based Southwest Airlines (NYSE: LUV) continues to differentiate itself from other carriers with exemplary Customer Service delivered by nearly 46,000 Employees to more than 100 million Customers annually.  Southwest is the nation's largest carrier in terms of originating passengers boarded, and including wholly-owned subsidiary, AirTran Airways, operates the largest fleet of Boeing aircraft in the world to serve 97 destinations in 41 states, the District of Columbia, the Commonwealth of Puerto Rico, and six near-international countries. Southwest is one of the most honored airlines in the world, known for its commitment to the triple bottom line of Performance, People and Planet.  To read about how Southwest is doing its part to be a good corporate citizen, visit southwest.com/citizenship to read the Southwest Airlines One Report™.

About Southwest Airlines

From its first flights on June 18, 1971, Southwest Airlines launched an era of unprecedented affordability in air travel quantified by the U.S. Department of Transportation as "The Southwest Effect," a lowering of fares and increase in passenger traffic wherever the carrier serves.  On every flight, Southwest offers Customers the first two pieces of checked luggage (weight and size limitations apply) and all ticket changes without additional fees. Southwest's all Boeing fleet consistently offers leather seating and the comfort of full-size cabins, many of which are equipped with satellite-based WiFi connectivity and a new, eco-friendly cabin interior.  With 39 consecutive years of profitability, the People of Southwest operate more than 3,100 flights a day and serve communities around 78 airports in Southwest's network of domestic destinations.  Southwest Airlines' frequent flights and low fares are available only at southwest.com.

# # #

Row 44 Contacts:
Karin Pellmann

kpellmann@row44.com

646-515-6933

Robbie Hyman

rhyman@row44.com

818-917-4806

Southwest Contact:

Whitney Eichinger

swamedia@wnco.com

214-792-6604